Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-209015 on Form S-3 of our report dated March 27, 2015, relating to the consolidated financial statements of Hortonworks, Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change of Hortonworks, Inc’s fiscal year end from April 30 to December 31), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, CA

January 29, 2016